EXHIBIT 5.1

                                                     September 15, 2000

National Home Health Care Corp.
700 White Plains Road
Scarsdale, New York 10583

Ladies and Gentlemen:

                  We have acted as counsel for National Home Health Care Corp., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 500,000 shares of Common Stock, par value $.001 per share (the "Shares"), issuable upon the exercise of options that have been, or may from time to time be, granted under the Company's 1999 Stock Option Plan (the "Plan"), and such additional indeterminate number of Shares as may be issued under the anti-dilution provisions of the Plan.

                  In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have not examined each option contract in respect of options granted under the Plan. We have, however, examined the form of option contract we are advised is the form of option contract used by the Company under the Plan. We have also been informed that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In all of our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

                  Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

                  Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the Delaware General Corporation Law and the United States of America.

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                  Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                                        Very truly yours,


                                                        /s/ Parker Chapin LLP
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                                                        PARKER CHAPIN LLP


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